SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         (Amendment No. ______________)


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/ /  Preliminary proxy statement
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     Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                           TEMPLETON RUSSIA FUND, INC.
                        -------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]
FRANKLIN TEMPLETON
INVESTMENTS

                          TEMPLETON RUSSIA FUND, INC.

                       IMPORTANT SHAREHOLDER INFORMATION

These materials are for a Special Shareholders' Meeting scheduled for March 28, 2002 at 12:00 noon Eastern time. They discuss the proposals to be voted on at the meeting, and contain your proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how you wish to vote on important issues relating to your Fund. If you complete and sign the proxy card, we'll vote it exactly as you tell us. If you simply sign the proxy card, we'll vote it in accordance with the Board of Directors' recommendations on page 1 of the proxy statement.

We urge you to spend a few minutes reviewing the proposals in the proxy statement. Then, fill out the proxy card and return it to us so that we know how you would like to vote. When shareholders return their proxies promptly, the Fund may be able to save money by not having to conduct additional mailings.

We welcome your comments. If you have any questions, call Fund Information at 1-800/DIAL BEN(R) (1-800-342-5236).

                         TELEPHONE AND INTERNET VOTING

  For your convenience, you may be able to vote by telephone or through the internet, 24 hours a day. If your account is eligible, a control number and separate instructions are enclosed.




                               TABLE OF CONTENTS

PROXY STATEMENT                                                                                      PAGE
---------------                                                                                      ----

Information About Voting............................................................................   1

Proposal 1: To change the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from a "fundamental" investment policy to a "non-fundamental"
            investment policy.......................................................................   2

Proposal 2: To amend the Fund's Articles of Incorporation to change the Fund's name to
            "Templeton Russia and East European Fund, Inc.".........................................  12

Proposal 3: To amend the Fund's current fundamental investment restriction regarding investments in a particular industry................................................................  13

Information About the Fund..........................................................................  14

Further Information About Voting and the Meeting....................................................  16

Appendix A: Proposed Investment Policy for Templeton Russia and East European Fund, Inc............. A-1






                          TEMPLETON RUSSIA FUND, INC.

                                PROXY STATEMENT

 . INFORMATION ABOUT VOTING

Who is eligible to vote?

Shareholders of record at the close of business on Friday, January 25, 2002 are entitled to be present and to vote at the Meeting or any adjourned Meeting. Each share of record is entitled to one vote on each matter presented at the Meeting. The Notice of Meeting, proxy card, and proxy statement were mailed to shareholders of record on or about February 12, 2002.

On what issues am I being asked to vote?

You are being asked to vote on three Proposals:

    1. To change the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from a "fundamental" investment policy to a "non-fundamental" investment policy.

    2. To amend the Fund's Articles of Incorporation to change the Fund's name to "Templeton Russia and East European Fund, Inc."

    3. To amend the Fund's current fundamental investment restriction regarding investments in a particular industry.

How do the Fund's Directors recommend that I vote?

The Directors unanimously recommend that you vote:

1. FOR changing the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from a "fundamental" investment policy to a "non-fundamental" investment policy.

2. FOR amending the Fund's Articles of Incorporation to change the Fund's name to "Templeton Russia and East European Fund, Inc."

3. FOR amending the Fund's current fundamental investment restriction regarding investments in a particular industry.

                                      1






How do I ensure that my vote is accurately recorded?

You may attend the Meeting and vote in person or you may complete and return the enclosed proxy card. If you are eligible to vote by telephone or through the internet, a control number and separate instructions are enclosed.

Proxy cards that are properly signed, dated and received at or prior to the Meeting will be voted as specified. If you specify a vote for Proposals 1, 2, and 3, your proxy will be voted as you indicated. If you specify a vote for certain Proposals, your proxy will be voted as specified, and the Proposal(s) for which no vote is specified, will be voted IN FAVOR of that Proposal. If you simply sign and date the proxy card, but do not specify a vote for Proposals 1, 2, or 3, your shares will be voted IN FAVOR of changing the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries and changing this policy from "fundamental" to "non-fundamental" (Proposal 1); amending the Fund's Articles of Incorporation to change the Fund's name to "Templeton Russia and East European Fund, Inc." (Proposal 2); and amending the Fund's current fundamental investment restriction regarding investments in a particular industry (Proposal 3).

May I revoke my proxy?

You may revoke your proxy at any time before it is voted by forwarding a written revocation or a later-dated proxy to the Fund that is received at or prior to the Meeting, or by attending the Meeting and voting in person.

 . THE PROPOSALS

Proposal 1: To change the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from a "fundamental" investment policy to a "non-fundamental" investment policy.

Why is the Board recommending the proposed changes to the Fund's current fundamental investment policy?

Recently, the U.S. Securities and Exchange Commission (the "SEC") adopted Rule 35d-1 under the Investment Company Act of 1940, as amended, which is designed to prevent investment companies

                                      2




from using names that may mislead investors about a fund's investments and risks (the "Names Rule"). Under the Names Rule, a fund with a name suggesting a primary investment focus in a certain country or geographic region must invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to the particular country or geographic region suggested by the fund's name. The Names Rule replaces a position previously taken by the SEC staff under which a fund with a name that suggested an investment emphasis in a particular type of security, or in a particular country, was required to have an investment policy that, under normal circumstances, at least 65% of the value of such fund's total assets be invested in the type of security or country suggested by its name.

The Fund's Prospectus, which is consistent with the SEC staff's prior position, states that "under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities of Russia Companies and, subject to a limit of 20% of total assets, in debt securities issued by Russia Companies or issued or guaranteed by Russian state entities which offer the potential for capital appreciation" (the "65% investment policy"). A "Russia Company" is defined in the Prospectus as "a legal entity (i) that is organized under the laws of, or with a principal office and domicile in, Russia; (ii) for which the principal equity securities trading market is in Russia, or (iii) that derives at least 50% of its revenues or profits from goods produced or sold, investments made, or services performed in Russia or that has at least 50% of its assets situated in Russia." The Fund's 65% investment policy is "fundamental," which means that it may not be changed without shareholder approval. If the Fund were to keep its current name under the Names Rule, it would be required to revise its fundamental 65% investment policy to increase its required investment in Russia Companies to at least 80% of its net assets, plus the amount of any borrowings for investment purposes. However, as an alternative to increasing its investments solely in Russia Companies from 65% of total assets to 80% of net assets, the Fund, consistent with the Names Rule, is requesting that shareholders change the Fund's name and 65% investment policy.

Templeton Asset Management Ltd., the Fund's investment manager (the "Investment Manager"), believes that the Fund may be better positioned over the long-term to achieve its investment objective of long-term capital appreciation if, instead of allocating 80% of its net assets solely to Russia Companies, the Fund is permitted to expand its investment opportunities to invest a greater portion of its assets in a combination of equity and debt investments that are tied economically to Russia and East European countries. Even with this policy modification, however, the Fund currently intends to maintain its investment emphasis on Russia to the extent that the Investment Manager believes attractive investment opportunities are available in Russia. Therefore, the Board is recommending that shareholders approve changing the Fund's current fundamental 65% investment policy so that the Fund will be required to invest, under normal market conditions, at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied

                                      3




economically to Russia or East European countries (the "80% investment policy"). In conjunction with the proposed changes, the Board also has authorized, subject to shareholder approval, changing the Fund's name to "Templeton Russia and East European Fund, Inc." (See Proposal 2 below).

If Proposal 1 is approved by shareholders, the Fund's principal investment policy would be "non-fundamental," which means that the Board of Directors of the Fund could later change the 80% investment policy without shareholder approval. However, the Fund will provide 60 days prior notice to shareholders of any changes to the 80% investment policy. The Board has determined that changing the principal investment policy from fundamental to non-fundamental would provide greater flexibility to respond to future legal, regulatory, market or technical changes. The proposed change would not affect the Fund's investment objective of long-term capital appreciation. However, the Board believes that with an investment policy that is non-fundamental, the Fund may be able to minimize the costs and delays associated with holding future shareholder meetings to revise the policy due to regulatory or other legal requirements. Please see "Appendix A" for a description of the Fund's proposed non-fundamental 80% investment policy, which is discussed in more detail below.

How would the Fund's operations and its investment authority change with the proposed policy to invest 80% of the Fund's net assets in investments that are tied economically to Russia or East European countries?

As noted above, under normal market conditions, the Fund currently invests at least 65% of its total assets in the equity securities of Russia Companies and, subject to a limit of 20% of total assets, in debt securities issued by Russia Companies or issued or guaranteed by Russian state entities, which offer the potential for capital appreciation. If Proposal 1 is approved by shareholders, the Fund does not currently expect to change either its investment objective or its investment emphasis in pursuit of that objective. However, the Investment Manager has determined, and the Board has agreed, that the proposed change in the Fund's current 65% investment policy will provide the Fund with greater investment flexibility to pursue its objective by expanding the universe of available investment opportunities to permit a greater proportion of the Fund's assets to be allocated to issuers in East European countries, while maintaining an investment focus on Russia.

As discussed in greater detail below, there are several noteworthy differences between the 65% investment policy and the 80% investment policy. First, under the 80% investment policy, the Fund would be permitted to invest a greater proportion of its assets in East European countries, in addition to Russia. Second, under the 80% investment policy, the Fund would be permitted to invest a greater percentage of its assets in debt securities of issuers that are tied economically to Russia or East European countries. The 65% investment policy requires that at least 65% of total assets be invested in the equity securities of Russia Companies and no more than 20% of total assets in certain debt

                                      4




securities issued by Russia Companies or guaranteed by Russian state entities which offer the potential for capital appreciation. As noted previously, however, notwithstanding the greater investment flexibility that the Fund would enjoy if Proposal 1 is approved by shareholders, the Investment Manager currently intends to preserve the Fund's current focus on investment in Russia to the extent that it believes attractive investment opportunities in Russia are available.

  A.  The countries and issuers in which the Fund may invest.

Currently, the Fund emphasizes investments that are tied to Russia, including the securities of issuers outside Russia that the Investment Manager believes will experience growth in revenue from participation in the development of the Russian economy. However, investments outside of Russia are limited to a smaller percentage, to no more than 35% of the Fund's total assets. Approval of Proposal 1 would permit the Fund to expand its investments in issuers outside Russia, and in East European countries in particular, even possibly up to 100%, of Fund assets, in the event that the Investment Manager determines such investments to be in the best interests of the Fund. The Investment Manager and the Board believe that such investment flexibility ultimately will better serve the Fund's pursuit of its investment objective. However, as noted previously, the Investment Manager would seek to preserve the Fund's current focus on investment in Russia to the extent that it believes attractive investment opportunities are available.

The Fund also focuses mainly on Russia Companies. Under the proposed 80% investment policy, however, the Fund would invest in investments that are tied economically to Russia and East European countries (individually, a "Regional Country" and collectively, the "Regional Countries"). The Fund would seek to achieve its investment objective by investing principally in "Regional Country Issuers." Regional Country Issuers are legal entities: (i) that are organized under the laws of, or have a principal office and domicile in, a Regional Country; or (ii) for which the principal equity securities trading market is in a Regional Country; or (iii) that derive at least 50 percent of their revenues or profits from goods produced or sold, investments made, or services performed in a Regional Country, or have at least 50 percent of their assets situated in a Regional Country; or (iv) that are Regional Country governmental entities that are authorized to issue or guarantee debt securities or other similar obligations.

Apart from the breadth of country coverage, the definition of Regional Country Issuers and the criteria that would apply to them is almost identical to the definition of "Russia Companies," except the definition of Regional Country Issuers includes governmental entities that are authorized to issue or guarantee debt securities or other similar obligations ("Sovereign Debt"). The Fund has always been permitted to invest up to 20% of its total assets in Sovereign Debt, but including Sovereign Debt within the definition of Regional Country Issuer would permit the Fund to modestly increase this percentage

                                      5





in accordance with permissible limits under the 80% investment policy. However, the Investment Manager intends to invest in Sovereign Debt only to the extent that it believes such investments could offer the potential for capital appreciation.

For purposes of the Fund's revised investment policy, the Regional Countries currently are anticipated to include: Albania, the Republic of Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Montenegro, Poland, Romania, Russia, Serbia, the Slovak Republic, Slovenia and Ukraine, and any other country in the same geographic region that may be approved by the Board of Directors in the future for investment by the Fund. Any future country or countries (or other political entity) formed by combination or division of one or more of the Regional Countries shall be deemed to be included within the term "Regional Countries." The Regional Countries include nations that may not currently have established securities trading markets or adequate custody arrangements for the safekeeping of the Fund's assets. Until such time as the Fund's custodian establishes a relationship with a sub-custodian in a Regional Country, or until mandatory securities depository arrangements are established and other applicable legal and regulatory requirements are met in that Regional Country, the Fund will not maintain assets in such Regional Country. In addition, the Fund currently expects to continue its focus on investments in Russia to the extent that the Investment Manager believes attractive investment opportunities in Russia are available. The amount of the Fund's assets that may be invested at any one time in any one Regional Country will vary depending on market conditions and the Investment Manager's assessment of available investments.

The Fund currently is permitted to invest in companies, which, while falling within the definition of a Russia Company, have characteristics and business relationships common to companies in countries other than Russia. This policy will not change if the proposed investment policy is approved, except that the Fund would be permitted to invest in companies which, while falling within the definition of a Regional Country Issuer, have characteristics and business relationships common to companies in countries other than the Regional Countries. Accordingly, the Fund would be permitted to invest in companies organized and located in countries other than the Regional Countries, including companies having their entire production facilities outside of the Regional Countries, when securities of such companies meet one or more elements of the Fund's definition of a Regional Country Issuer, and, thus, can be viewed as dependent upon the economy of one or more Regional Countries.

The Fund may also invest up to 20% of the value of its net assets in issuers located in countries other than Regional Countries. Such countries include, but are not limited to: Armenia, Austria, Azerbaijan, Cyprus, Georgia, Greece, Kazakhstan, Kyrgyzstan, Malta, Tajikistan, Turkey, Turkmenistan and Uzbekistan.

                                      6





  B.  The types of investments in which the Fund may invest.

The Fund, pursuant to a non-fundamental investment policy, currently is prohibited from investing more than 20% of its total assets in either the securities of any one issuer, or the debt securities issued by Russia Companies or issued or guaranteed by Russian state entities which offer the potential for capital appreciation. Under the proposed 80% investment policy, the amount of the Fund's assets that may be invested at any one time in any one Regional Country Issuer may vary depending on market conditions and the Investment Manager's assessment of investment opportunities. However, if Proposal 1 is approved, the Fund would become subject to a non-fundamental policy not to invest more than 25% of its total assets in any one Regional Country Issuer, and, as a non-fundamental policy, also would not invest more than 25% of its total assets in the debt securities of Regional Country Issuers, or in Sovereign Debt, other than for temporary investments.

The Fund currently is subject to an investment restriction limiting its investment in a particular industry to less than 25% of the Fund's total assets. Investments in the securities of a single Regional Country Issuer would be considered an investment in a single industry. For this reason, Proposal 3, discussed in greater detail below, seeks shareholder approval to change the current concentration restriction relating to investments in a particular industry to make it consistent with the proposed non-fundamental policy relating to investing 25% or less of its total assets in any one Regional Country Issuer.

Although there will be a greater number of investments from which to choose, the Investment Manager intends to maintain the Fund's current investment strategy as well as the method by which it selects investments. In managing the Fund's portfolio of assets, the Investment Manager will continue its current strategy of selecting investments emphasizing fundamental company-by-company analysis (rather than the broader analyses of specific industries or sectors of the economy). Determinations as to the eligibility of the Regional Country Issuers in which the Fund invests will continue to be made by the Investment Manager based on publicly available information and inquiries made of the various issuers. Although the Investment Manager may consider historical value measures, such as price/earnings ratios, operating profit margins and liquidation values, the primary factor in selecting securities for investment by the Fund will continue to be a company's current price relative to its long-term earnings potential, or real book value, whichever is appropriate. Of course, the Investment Manager's selection methods are subject to change from time to time based on the Investment Manager's research, and changes in the securities markets of the Regional Countries.

What are the benefits to expanding the Fund's ability to invest in the Regional Countries and the Regional Country Issuers?

In recommending Proposal 1, the Board has carefully considered the factors that are described in more detail below. The proposed 80% investment policy is expected to provide the Investment Manager with

                                      7




greater flexibility and discretion to invest the Fund's assets in Regional Country Issuers that, in the Investment Manager's view, provide the most attractive opportunities for long-term capital appreciation. The Investment Manager believes that the proposed 80% investment policy will enable the Fund to further diversify its country and sector allocations, and to invest to a greater degree in potentially more countries. Although the individual East European countries are relatively small (when compared to Russia), together they offer many different types of investment opportunities for the Fund and its shareholders -- ranging from agriculture to heavy industry.

As discussed previously, the Fund currently intends to maintain its investment focus on investments that are tied economically to Russia, to the extent the Investment Manager believes attractive opportunities are available. However, the Investment Manager believes other Regional Countries also offer attractive investment opportunities for the Fund. The economies of many of the Regional Countries have grown in real terms over the last several years. Some Regional Countries have succeeded in attracting substantial foreign investment through the development of local securities markets, although these markets are not as developed as those in West European countries. The Investment Manager believes that current conditions in most Regional Countries may result in substantial economic activity, offering the potential for long-term capital appreciation from investment in the Regional Country Issuers.

In addition, as previously mentioned, the Fund presently has the ability to invest up to 35% of its assets in issuers that are not Russia Companies, including companies located in the Regional Countries. If Proposal 1 is approved and the Fund is permitted to increase the percentage of its assets that may be invested in the Regional Countries through investment in the Regional Country Issuers, the Fund may be able to have exposure to a number of other markets in addition to Russian markets. The Board believes that investments in Regional Country Issuers will enable the Fund to exploit investment opportunities in the region, and are therefore potentially more advantageous to the Fund's shareholders than concentrating in a single emerging market, such as Russia.

Despite the benefits described above, investments in the Fund involve special consideration and risks that are not typically associated with investing in the stock markets of the United States. There are both economic problems and political instability and uncertainty in certain of the Regional Countries. For this reason, an investment in the Fund should continue to be considered a highly speculative investment even if Proposal 1 is approved. The Fund is designed for long-term investment and investors should not consider it a trading vehicle. Please see "What are the risks of investing in the Regional Companies?" below for additional discussion of the risks inherent to an investment in the Fund.

                                      8





What are the risks of investing in the Regional Companies?

If Proposal 1 is approved, the Fund would be permitted to invest a greater percentage of its assets in a wider range of investments in a larger number of countries, as a result of expanding its investment criteria from investments principally in Russia Companies, to investments in Regional Country Issuers. Of course, the Fund already may invest up to 35% of its total assets in the securities of companies that are located, or traded, in certain Regional Countries and therefore, already is subject, albeit to a much lesser degree, to many of the risk factors inherent to investment in the Regional Countries.

Regional Countries are in varying stages of transition towards market-oriented economies based on private and entrepreneurial initiatives, multiparty democracies, pluralism and market economies. These countries shared the extremely volatile market performance in the past decade. In 1998 in Russia, for example, a number of substantial companies failed over a very short period of time. Stocks of other major companies lost considerable market value, although many have since recovered. A new crisis can occur in any Regional Country at any time. A substantial portion of the economic growth, if any, of Regional Countries is attributable to their exporting industries rather than domestic consumption; therefore, the Regional Countries are also highly susceptible to economic downturns in West European countries and the U.S., which are substantial consumers of their exported products.

Regional Country markets continue to be relatively volatile, and the Fund's investments will remain subject to currency fluctuation and local political, economic and social uncertainties. Furthermore, as a non-diversified fund, the Fund is permitted to invest in a relatively small number of issuers and, as a result, may be subject to greater risk of loss with respect to its portfolio securities. Investments in a single region, even though representing a number of different countries, may be affected by common economic forces and other factors. The Fund is subject to greater risks of adverse events which occur in the region and may experience greater volatility than a Fund that is more broadly diversified geographically. In late 2001, the Regional Country markets generally experienced a slowdown in line with other global economies. The economies of the various Regional Countries are expected to remain slow, given the slowdown in the major European Union economies. Additionally, there is no guarantee that investment by the Fund in Regional Country Issuers will result in similar or even higher rates of return than the Fund's prior investment focus on Russia Companies.

There are also individual exceptions within Regional Countries from a risk perspective. For example, while Belarus and Moldova are geographically in the same region, their economies are significantly less developed than those of other Regional Countries.

Investing in any emerging market means tolerating a certain amount of volatility and, in some cases, severe market corrections. Such highly speculative investing involves special risk considerations not typically associated with investing in securities markets in the United States. The specific nature of

                                      9





such risks may vary according to the Regional Country in which investments are made. However, many of these risks closely parallel the risks to which the Fund already is subject by virtue of its investment focus on Russia. In addition, certain markets may be relatively illiquid and unforeseen changes in economic conditions may occur. If the Fund is permitted to expand its investments to include a broader array of issuers in Regional Countries, rather than being limited mainly to investments tied to Russia, the Fund may increase its investments in a number of markets which may be considerably less developed than those of the United States, Europe, or even Russia. Less developed markets involve higher levels of risk. In addition, many companies in countries with developing markets generally do not have operating histories of significant duration. Consequently, these markets may be subject to more substantial volatility and price fluctuations than securities that are traded in more developed markets.

Moreover, under the proposed 80% investment policy, the Fund would be permitted to invest up to 100% of its total assets in issuers tied to a single country within its expanded investment universe. Focusing on issuers tied to a single country exposes the Fund to increased currency, political, regulatory and other risks. In such an event, market swings in an individual country's market in which the Fund may be heavily, if not exclusively, invested, will be likely to have a greater effect on Fund performance. However, the Fund has no present intention to invest up to 100% of its assets in a single country, although the Fund currently expects to continue its focus on investments in Russia to the extent that the Investment Manager believes attractive investment opportunities in Russia are available.

Investing in any developing market means tolerating a certain amount of volatility and, in some cases, severe market corrections. Such highly speculative investing involves special risk considerations not typically associated with investing in U.S. securities markets. The specific nature of such risks may vary according to the Regional Country in which investments are made. However, many of these risks closely parallel the risks to which the Fund already is subject by virtue of its investment focus on Russia. These risks include, among others: (1) the risk of nationalization or expropriation of assets or confiscatory taxation, which may involve the risk of total loss; (2) controls on foreign investment and local practices disfavoring foreign investors and limitations on repatriation of invested capital, profits and dividends, and on the Fund's ability to exchange local currencies for U.S. dollars; (3) greater social, economic and political uncertainty (including regional conflict and the risk of war); (4) transitional forms of government;
(5) delays in settling portfolio transactions and risk of loss arising out of the system of share registration and custody used in certain Regional Countries; (6) risks in connection with the maintenance of Fund portfolio securities and cash with foreign sub-custodians and securities depositories, including the risk that appropriate sub-custody arrangements will not be available to the Fund; (7) the risk that it may be impossible or more difficult than in other countries to obtain and/or enforce a judgment; (8) pervasiveness of public corruption and crime in the economic systems of certain Regional Countries; (9) greater price volatility, substantially less liquidity and

                                      10





significantly smaller market capitalization of securities markets in which the Fund may invest; (10) currency exchange rate volatility and the lack of available currency hedging instruments; (11) the use of derivative instruments, which may include: forward foreign currency exchange contracts, currency futures contracts and options thereon, put and call options on securities, indices and foreign currencies, stock index futures contracts and options thereon and interest rate futures contracts and options thereon; (12) higher rates of inflation (including the risk of social unrest associated with periods of hyperinflation); (13) the risk that, by possibly investing significantly in certain multi-industry sectors, the Fund may be affected more by any single economic, political or regulatory development relating to a specific sector;
(14) the financial condition of Regional Country Issuers, including any debt amounts and the fact that such issuers may be smaller, less seasoned and newly organized; (15) the risk that dividends may be witheld at the source; (16) dependency on exports and the corresponding importance of international trade;
(17) the difference in, or lack of, disclosure, auditing and financial reporting standards, which may result in unavailability of material information about issuers in many Regional Countries; (18) the risk that the tax systems of the Regional Countries may not be reformed to prevent inconsistent, retroactive and/or exorbitant taxation; (19) the fact that statistical information regarding the economy of Regional Countries may be inaccurate or not comparable to statistical information regarding the U.S. or other economies; (20) less extensive regulation of the securities markets than in more developed countries; (21) markets that may be substantially influenced by insider trading and other market practices not accepted in developed markets; (22) the risks associated with the difficulties that may occur in pricing the Fund's portfolio securities; (23) possible difficulty in identifying a purchaser of securities held by the Fund due to the underdeveloped nature of the securities markets; and (24) the risk of lawsuits arising from restrictive regulations and practices with respect to foreign investment in particular industries.

Despite these risks, the Investment Manager remains optimistic about the long-term opportunities available in the Regional Countries, and believes that such opportunities will best enable the Fund to pursue its investment objective of long-term capital appreciation. The Investment Manager and the Board believe that the Regional Countries have the potential to offer more attractive opportunities over the long-term, and that amending the Fund's 65% investment policy in the manner proposed will be in the best long-term interests of the Fund's shareholders.

The Fund may also invest up to 20% of the value of its net assets in issuers located in countries other than Regional Countries, which may be roughly divided into two categories. The first category consists of established democracies with developed market economies and relatively sophisticated securities markets, including reasonably developed custody arrangements. The countries in the first category include Austria, Cyprus, Greece, Malta and Turkey. Some of these economies are somewhat linked to the Regional Country economies by virtue of their reliance on investment, tourism and supplies from the Regional Countries.

                                      11






The countries in the second category include Armenia, Azerbaijan, Georgia, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan and Uzbekistan. These countries are characterized by the lack of a democratic form of government; primitive economies based primarily on exports of raw materials; and securities markets in their infancy. Some of these countries also are affected by political instability, ethnic strife and an ongoing struggle for corrupt political influence between various warring tribal, ethnic or religious factions. Significant instability in some of these countries is related to their geographical proximity to Afghanistan and other areas influenced by Islamic fundamentalists. Investment returns in these countries are highly unpredictable.

In accordance with the requirements of the Names Rule, both Proposal 1 and Proposal 2 (see below) must be approved so that the Fund's name accurately reflects its principal investment policy. If shareholders approve both Proposal 1 and Proposal 2, they will be effective July 31, 2002. If either Proposal 1 or Proposal 2 is not approved by shareholders, the Board will determine what appropriate action, if any, should be taken by the Fund.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         THAT YOU VOTE FOR PROPOSAL 1.

Proposal 2: To Amend the Fund's Articles of Incorporation to Change the Fund's
            Name to "Templeton Russia and East European Fund, Inc."

Why is the Board recommending the Fund change its name to "Templeton Russia and East European Fund, Inc."?

The Board is recommending that shareholders approve changing the Fund's name to "Templeton Russia and East European Fund, Inc." As previously discussed, under the Names Rule a fund with a name suggesting an investment emphasis in a certain country or geographic region must invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to the particular country or geographic region suggested by the fund's name. If shareholders approve Proposal 1, thereby expanding the Fund's ability to invest in East European countries, the Fund might no longer invest at least 80% of the value of its net assets in Russia Companies, as its present name, "Templeton Russia Fund, Inc." suggests. For this reason, the Board has recommended that, if Proposal 1 is approved by shareholders, the name of the Fund be changed to "Templeton Russia and East European Fund, Inc.," to more accurately reflect the proposed 80% investment policy.

                                      12





Why are the Fund's Articles of Incorporation being amended to change the Fund's name?

In order to legally change the Fund's name, shareholders must approve an amendment to the Fund's Articles of Incorporation (the "Articles"). Presently, Article Second of the Fund's Articles states the following: "The name of the Corporation is Templeton Russia Fund, Inc." If approved, Article Second of the Fund's Articles would be amended to read as follows: "The name of the Corporation is Templeton Russia and East European Fund, Inc." Approval of the amendment also would have the effect of changing the Fund's name in any other location in the Articles, or the Fund's Bylaws, where the Fund's name appears. Approval of this amendment, and filing an amendment to the Articles with the State Department of Assessments and Taxation of the State of Maryland, the state in which the Fund is incorporated, would legally change the name of the Fund. If you vote FOR Proposal 2 you would be approving an amendment to the Fund's Articles to legally change the Fund's name in accordance with the proposed 80% investment policy described in Proposal 1.

In accordance with the requirements of the Names Rule, both Proposal 1 and Proposal 2 must be approved so that the Fund's name accurately reflects its principal investment policy. If shareholders approve both Proposal 1 and Proposal 2, they will be effective July 31, 2002. If either Proposal 1 or Proposal 2 is not approved by shareholders, the Board will determine what appropriate action, if any, should be taken by the Fund.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         THAT YOU VOTE FOR PROPOSAL 2.

Proposal 3: To Amend the Fund's Current Fundamental Investment Restriction
            Regarding Investments in a Particular Industry.

What is the current restriction regarding investments in a particular industry, and why is the Board recommending that the restriction be amended?

The Board is recommending that shareholders approve an amendment to the Fund's fundamental investment restriction regarding investments in a particular industry. The Fund's fundamental investment restriction currently states that the Fund may not:

    invest 25% or more of the total value of its assets in a particular industry. For purposes of this restriction, a foreign government (but not the United States government) is deemed to be an "industry," and supranational organizations, in the aggregate, are deemed to be an "industry."

Adopted when the Fund was organized in 1995, this restriction is slightly more restrictive than is permitted by the federal securities laws. Since the Fund's investment restriction is fundamental, it may

                                      13





be changed only if shareholders approve. If the restriction is changed, it will state that the Fund may not:

    invest more than 25% of the total value of its assets in a particular industry. For purposes of this restriction, a foreign government (but not the United States government) is deemed to be an "industry," and supranational organizations, in the aggregate, are deemed to be an "industry." (new language in italics).

The new restriction would: (1) facilitate the Fund's ability to monitor compliance with federal regulatory requirements; and (2) modestly expand the Fund's investment authority to conform with the proposed changes to the Fund's policies that are discussed in Proposal 1. Under the proposed changes to the Fund's investment policies, that are described above in Proposal 1, the Fund would be permitted, as a non-fundamental investment policy, to invest up to 25% of its total assets in any one Regional Country Issuer. Because an investment of 25% in a single Regional Country Issuer would be considered to be an investment in a single industry, in order to permit the Fund to take complete advantage of this new policy, the Fund's investment restriction relating to industry concentration would need to be changed to slightly increase the Fund's ability to invest. It is not anticipated that amending this restriction will have an impact on the day-to-day investment operations of the Fund, as the percentage change is minimal. The Board believes that the proposed amendment is in the best interests of the Fund's shareholders.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         THAT YOU VOTE FOR PROPOSAL 3.

 . INFORMATION ABOUT THE FUND

The Investment Manager. The Investment Manager of the Fund is Templeton Asset Management Ltd., a Singapore company with an office at 7 Temasek Boulevard, #38-03, Suntec Tower One, Singapore. Pursuant to an investment management agreement, the Investment Manager manages the investment and reinvestment of Fund assets. The Investment Manager is an indirect, wholly owned subsidiary of Franklin Resources, Inc. ("Resources").

The Administrator. The administrator of the Fund is Franklin Templeton Services, LLC ("FT Services"), with offices at One Franklin Parkway, San Mateo, California 94403-1906. FT Services is an indirect, wholly owned subsidiary of Resources. Pursuant to an administration agreement, FT Services performs certain administrative functions for the Fund. In addition, FT Services and the Fund have entered into a sub-administration agreement with Princeton Administrators, L.P. ("Princeton"),

                                      14






pursuant to which Princeton, subject to FT Services' supervision, is responsible for various administrative functions for the Fund. Princeton is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Inc., an initial underwriter of the Fund's shares, and Princeton's address is P.O. Box 9011, Princeton, New Jersey 08543-9011.

The Transfer Agent. The transfer agent, registrar and dividend disbursement agent for the Fund is Mellon Investor Services LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

The Custodian. The custodian for the Fund is JP Morgan Chase Bank, MetroTech Center, Brooklyn, New York 11245.

Other Matters. The Fund's last audited financial statements and annual report, dated March 31, 2001, and semi-annual report dated September 30, 2001, are available free of charge. To obtain a copy, please call 1-800/DIAL BEN(R) (1-800-342-5236) or forward a written request to Franklin Templeton Investor Services, LLC, P.O. Box 33030, St. Petersburg, Florida 33733-8030.

As of January 25, 2002, the Fund had 5,368,786 shares outstanding and total net assets of $101,378,390. The Fund's shares are listed on the New York Stock Exchange ("NYSE") (Symbol: TRF). From time to time, the number of shares held in "street name" accounts of various securities dealers for the benefit of their clients may exceed 5% of the total shares outstanding. To the knowledge of the Fund's management, as of January 25, 2002, there were no other entities holding beneficially or of record more than 5% of the Fund's outstanding shares, except the group as shown in the following table:

                                         Amount and Nature           Percent of
Name and Address of Beneficial Owner of Beneficial Ownership/1/ Outstanding Shares/2/
------------------------------------ -------------------------  --------------------
   Ten Squared, L.P.                          150,400                   2.8%
   The Lehrman Institute                       59,050                   1.1%
   The Lehrman Family Partnership              59,050                   1.1%
   Ten Squared Management, L.L.C.             150,400                   2.8%
   Lewis E. Lehrman                           268,500                   4.9%

-------------------------

/1/ Although each entity or individual identified in the table is not, by itself, a beneficial owner holding 5% or more of the Fund's outstanding shares, the entities have filed as a "group" on Schedule 13G with the U.S. Securities and Exchange Commission ("SEC") on August 27, 2001 and the "group" is considered by SEC rules to be one owner for the purpose of determining beneficial ownership. The nature of beneficial ownership of the "group" is "shared voting and dispositive power."
/2/  As reported on Schedule 13G filed with the SEC on August 27, 2001.

The address for each of the above is: One Fawcett Place, Suite 130, Greenwich, Connecticut 06830-6581.
In addition, to the knowledge of the Fund's management, as of January 25, 2002, no Director of the Fund owned 1% or more of the outstanding shares of the Fund, and the Directors and Officers of the Fund owned, as a group, less than 1% of the outstanding shares of the Fund.

                                      15





   FURTHER INFORMATION ABOUT VOTING AND THE MEETING

Solicitation of Proxies. Your vote is being solicited by the Board of Directors of the Fund. The cost of soliciting proxies, including the fees of a proxy soliciting agent, is borne by the Fund. The Fund reimburses brokerage firms and others for their expenses in forwarding proxy material to the beneficial owners and soliciting them to execute proxies. The Fund has engaged Georgeson Shareholder Communications Inc. to solicit proxies from brokers, banks, other institutional holders and individual shareholders at an anticipated cost, including out-of-pocket expenses, ranging between
$20,000       and $30,000. The Fund expects that the solicitation would be primarily by mail, but also may include telephone, telecopy or oral solicitations. If the Fund does not receive your proxy by a certain time you may receive a telephone call from the proxy soliciting agent asking you to vote. The Fund does not reimburse Directors and Officers of the Fund, or regular employees and agents of the Investment Manager involved in the solicitation of proxies. The Fund intends to pay all costs associated with the solicitation and the Meeting.

Voting by Broker-Dealers. The Fund expects that, before the Meeting, broker-dealer firms holding shares of the Fund in "street name" for their customers will request voting instructions from their customers and beneficial owners. Certain broker-dealers may exercise discretion over shares held in their name for which no instructions are received by voting these shares in the same proportion as they vote shares for which they received instructions.

Quorum. A majority of the shares entitled to vote--present in person or represented by proxy--constitutes a quorum at the Meeting. The shares over which broker-dealers have discretionary voting power, the shares that represent "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter), and the shares whose proxies reflect an abstention on any item are all counted as shares present and entitled to vote for purposes of determining whether the required quorum of shares exists.

Methods of Tabulation. Proposal 1, to change the Fund's current "fundamental" investment policy to require that the Fund will, under normal market conditions, invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from "fundamental" to "non-fundamental"; and Proposal 3, to amend the Fund's current fundamental investment restriction regarding investments in a particular industry, require the affirmative vote of the lesser of: (i) more than 50% of the outstanding voting securities of the Fund; or (ii) 67% or more of the voting securities of the Fund present at the Meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy. Proposal 2, to amend the Fund's Articles of

                                      16




Incorporation to change the Fund's name to "Templeton Russia and East European Fund, Inc." requires the affirmative vote of a majority of the Fund's outstanding shares. Abstentions and broker non-votes will be treated as votes not cast and, therefore, will not be counted for purposes of obtaining approval of each Proposal.

Adjournment. In the event that a quorum is not present at the Meeting or, in the event that a quorum is present, but sufficient votes have not been received to approve a Proposal, the Meeting may be adjourned to permit further solicitation of proxies. The presiding officer of the Fund for the Meeting, the secretary of the Meeting, or the persons designated as proxies may adjourn the Meeting to permit further solicitation of proxies or for other reasons consistent with Maryland law and the Fund's Articles and Bylaws. Unless otherwise instructed by a shareholder granting a proxy, the persons designated as proxies may use their discretionary authority to vote as instructed by management of the Fund on questions of adjournment.

Shareholder Proposals. The Fund's proxy statement dated July 16, 2001 for its Annual Meeting held on August 30, 2001 stated that the Fund anticipates that its next annual meeting will be held in August 2002. Shareholder proposals to be presented at the next annual meeting must be received at the Fund's offices, 500 East Broward Boulevard, Ft. Lauderdale, Florida 33394-3091, Attention:
Secretary, no later than March 18, 2002 in order to be included in the Fund's proxy statement and proxy card relating to that meeting and presented at the meeting. Submission of a proposal by a shareholder does not guarantee that the proposal will be included in the proxy statement or presented at the meeting. A shareholder who wishes to make a proposal at the 2002 Annual Meeting of Shareholders without including the proposal in the Fund's proxy statement should notify the Fund, at the Fund's offices, of such proposal by June 1, 2002. If a shareholder fails to give notice by this date, then the persons designated as proxies for the 2002 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal.

                                          By Order of the Board of Directors,

                                          Barbara J. Green
                                          Secretary

February 12, 2002
Ft. Lauderdale, Florida

                                      17





                                  APPENDIX A

                        Proposed Investment Policy for
                 Templeton Russia and East European Fund, Inc.

The investment objective of the Templeton Russia and East European Fund, Inc. (the "Fund") is long-term capital appreciation. To achieve its objective, the Fund will invest, under normal market conditions, at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries (individually a "Regional Country" and collectively, the "Regional Countries"). The Fund's investment policy is non-fundamental, which means the Fund may change its policy without shareholder approval. The Fund, however, will provide shareholders with at least 60 days' prior notice of any change in its policy to invest at least 80% of the value of its net assets in investments that are tied economically to the Regional Countries.

The Fund seeks to achieve its investment objective by investing primarily in "Regional Country Issuers." Regional Country Issuers are legal entities (i) that are organized under the laws of, or have a principal office and domicile in, a Regional Country; or (ii) for which the principal equity securities trading market is in a Regional Country; or (iii) that derive at least 50 percent of their revenues or profits from goods produced or sold, investments made, or services performed in a Regional Country, or have at least 50 percent of their assets situated in a Regional Country; or (iv) that are Regional Country governmental entities that are authorized to issue or guarantee debt securities or other similar obligations. For purposes of the Fund's investment policy, Regional Countries currently are anticipated to include: Albania, the Republic of Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Montenegro, Poland, Romania, Russia, Serbia, the Slovak Republic, Slovenia, and Ukraine, and any other country in the same geographic region that may be approved by the Board of Directors in the future for investment by the Fund. Any future country or countries (or other political entity) formed by combination or division of one or more Regional Countries shall be deemed to be included within the term "Regional Countries."

The Fund is not limited in the percentage of its assets that may be invested in any one Regional Country, however, as a non-fundamental policy, the Fund may not invest more than 25% of its total assets in any one Regional Country Issuer. The Fund anticipates that, from time to time, a significant portion of its assets may be invested in the equity and debt securities of issuers that are tied economically to Russia, if the Fund's investment manager (the "Investment Manager") believes attractive investment opportunities are available. The amount of the Fund's assets that may be invested at any one time in any one Regional Country or in any one Regional Country Issuer, may vary depending on market conditions and the Investment Manager's assessment of available investments.

                                      A-1











In accordance with its investment policy, the Fund may invest in equity and debt securities of Regional Country Issuers that the Investment Manager believes offer the potential for long-term capital appreciation. For the purpose of the Fund's investment policy, equity securities include common or preferred stock (including convertible preferred stock); bonds, notes or debentures convertible into common or preferred stock; stock purchase warrants or rights; equity interests in trusts, partnerships, joint ventures or similar enterprises; and American or Global Depositary Receipts. As a non-fundamental policy the Fund will not invest more than 25% of its total assets in debt securities of Regional Country Issuers, other than for temporary investments.

The Fund may also invest up to 20% of the value of its net assets in issuers located in countries other than Regional Countries. Such countries include, but are not limited to: Armenia, Austria, Azerbaijan, Cyprus, Georgia, Greece, Kazakhstan, Kyrgyzstan, Malta, Tajikistan, Turkey, Turkmenistan and Uzbekistan.


                                                              TLTRF PROXY 02/02

                                      A-2










                           TEMPLETON RUSSIA FUND, INC.
                SPECIAL MEETING OF SHAREHOLDERS - MARCH 28, 2002

The undersigned hereby revokes all previous proxies for his/her shares and appoints BARBARA J. GREEN, BRUCE S. ROSENBERG and LORI A. WEBER, and each of them, proxies of the undersigned with full power of substitution to vote all shares of Templeton Russia Fund, Inc. (the "Fund") that the undersigned is entitled to vote at the Fund's Special Meeting of Shareholders (the "Meeting") to be held at 500 East Broward Blvd., 12th Floor, Ft. Lauderdale, Florida at 12:00 noon, Eastern time, on the 28th day of March 2002, including any postponements or adjournments thereof, upon the matters set forth below and instructs them to vote upon any matters that may properly be acted upon at the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING TO BE VOTED ON, THE PROXY HOLDERS WILL VOTE, ACT AND CONSENT ON THOSE MATTERS IN ACCORDANCE WITH THE VIEWS OF MANAGEMENT.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)
                              FOLD AND DETACH HERE





PAGE


                                                   Please mark your vote as
                                                   indicated in this example [X]

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

Proposal 1 - To change the Fund's current "fundamental" investment policy so that the Fund will be required, under normal market conditions, to invest at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in investments that are tied economically to Russia or East European countries, and to change this investment policy from a "fundamental" investment policy to a "non-fundamental" investment policy.

                     FOR               AGAINST             ABSTAIN

                     [ ]                 [  ]               [  ]



Proposal 2 - To amend the Fund's Articles of  Incorporation to change the Fund's name to "Templeton Russia and East European Fund, Inc."


                     FOR               AGAINST             ABSTAIN

                     [ ]                 [  ]               [  ]

Proposal  3 - To amend the Fund's current fundamental investment restriction regarding investments in a particular industry.

                      FOR               AGAINST             ABSTAIN

                      [  ]                [  ]                [  ]




I PLAN TO ATTEND THE MEETING.                 YES      NO
                                              [ ]      [ ]


SIGNATURE(S):                                             DATED         , 2002
             --------------------------------------------      ---------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. IF SIGNING FOR ESTATES, TRUSTS OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.


                              FOLD AND DETACH HERE